EXHIBIT 5.2
July 30, 2009
KB Home
10990 Wilshire Blvd.
Los Angeles, California 90024
          Re: Registration Statement on Form S-3 (333-154432)
Ladies and Gentlemen:
          We have acted as special counsel to (i) KB Home, a Delaware corporation (the “Company”), and (ii) KB HOME Coastal Inc., a California corporation, KB HOME Colorado Inc., a Colorado corporation, KB HOME Greater Los Angeles Inc., a California corporation, KB HOME Lone Star Inc., a Texas corporation, KB HOME Nevada Inc., a Nevada corporation, KB HOME Sacramento Inc., a California corporation, KB HOME Phoenix Inc., an Arizona corporation, KB HOME South Bay Inc., a California corporation and KB HOME Orlando LLC, a Delaware limited liability company (collectively, the “Guarantors”), in connection with the Company’s and the Guarantors’ Registration Statement on Form S-3 (No. 333-120458) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of the offer and sale by the Company and the Guarantors from time to time of the securities listed therein.
          This opinion is intended to update the opinion we previously delivered in connection with the initial filing of the Registration Statement and is being delivered to you in connection with the proposed issuance of $265,000,000 in aggregate principal amount of the Company’s 9.100% Senior Notes due 2017 (the “Notes”) offered pursuant to the Underwriting Agreement, dated July 23, 2009 (the “Underwriting Agreement”), among the Company, the Guarantors and Citigroup Global Markets Inc. The Notes and the Guarantees are to be issued pursuant to the Indenture dated as of January 28, 2004 (the “Original Indenture”) as amended and supplemented by the First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), the Third Supplemental Indenture (the “Third Supplemental Indenture”) thereto dated as of May 1, 2006, the Fourth Supplemental Indenture (the “Fourth

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July 30, 2009

Supplemental Indenture”) thereto dated as of November 9, 2006, and the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) thereto dated as of August 17, 2007; the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the Guarantors and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (the “Trustee”), and the Officers’ Certificate and Guarantors’ Officers’ Certificate dated July 30, 2009, establishing the form and terms of the Notes.
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.
          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than persons signing on behalf of the Company or the Guarantors) and the due authorization, execution and delivery of all documents by the parties thereto (other than by the Company and the Guarantors). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.
          Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.
          Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when the Notes have been duly executed and authenticated as provided by the Indenture and shall have been delivered against payment therefor pursuant to the terms of the Underwriting Agreement, the Notes will constitute the valid and binding obligation of the Company and the Guarantees will constitute the valid and binding obligations of the Guarantors.
          We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements in the section captioned “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, dated July 23, 2009, relating to the offering of the Notes pursuant to the Registration Statement, to the extent that such statements constitute statements of law, reflect our opinion of the material federal income

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July 30, 2009

tax considerations discussed therein. No opinion is expressed on matters other than those specifically referred to herein.
          We hereby consent to the use of this opinion as Exhibit 5.2 and Exhibit 8.1 to the Registration Statement and to the reference to our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ MUNGER, TOLLES & OLSON LLP